UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported): June 10, 2008

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	0-27527	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York 12110
(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On June 10, 2008, Plug Power Inc. (the "Company") adopted a restructuring plan to better align the Company's resources with its strategic business objective of becoming a market and sales driven organization. As part of this plan, on June 11, 2008 the Company implemented a reduction in workforce by eliminating approximately 80 positions, leaving the Company with approximately 300 employees. The workforce reduction was substantially completed on June 11, 2008. The reduction in force focuses primarily on streamlining general and administrative expenses, and sizing the organization at a level appropriate for expected short-term revenue targets.

The Company currently estimates that it will incur non-recurring pre-tax restructuring charges resulting from the restructuring of approximately $6.4 million. The restructuring costs include approximately $4.5 million for severance pay expenses and related cash expenditures, approximately $1.4 million related to the termination of the Company's lease for a building in Richmond, British Columbia and approximately $0.5 million in required payments under the Company's Technical Support Services Agreement with GE Microgen, Inc., GE Energy Co. and GE Fuel Cell Systems, LLC, all affiliates and/or subsidiaries of General Electric Company. The Company expects to pay approximately $4.9 million of the foregoing charges by the end of 2008 with the remainder to be paid over the following three years.

On June 11, 2008 the Company issued a press release announcing the restructuring plan. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 11, 2008, Thomas M. Hutchinson informed the Board of Directors that he was retiring as Vice President of Engineering of the Company effective as of the close of business on August 15, 2008. Under the terms of his Executive Employment Agreement with the Company, his retirement qualifies as a termination for "Good Reason" and therefore Mr. Hutchinson will receive a severance payment equal to his annual base salary of $254,000, his health, dental, vision and life insurance coverage will continue for twelve months and the vesting of the 77,973 shares of restricted stock granted to him on June 5, 2006 will be accelerated such that they will be fully vested. In consideration of the severance payment and benefits set forth above, Mr. Hutchinson agrees to sign a general release of claims against the Company.

On June 11, 2008, Allan Greenberg's employment as Vice President of Sales of the Company was terminated effective as of the close of business on June 13, 2008. Under the terms of his Executive Employment Agreement with the Company, upon his termination Mr. Greenberg will receive a severance payment equal to his annual base salary of $250,000 and his health, dental, vision and life insurance coverage will continue for twelve months. In consideration of the payment and benefits set forth above, Mr. Greenberg agrees to sign a general release of claims against the Company.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the amount and timing of the restructuring charges, cost savings and reduced cash burn expected to result from the restructuring. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the restructuring results in greater restructuring charges or less cost savings; the risk that the FCC does not adopt rules regarding back up power requirements; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; our ability to develop commercially viable energy products; the cost and timing of developing our energy products; market acceptance of our energy products; our ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for our energy products; our ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; our ability to lower the cost of our energy products and demonstrate their reliability; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports we file from time to time with the SEC. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press Release of Plug Power Inc. dated June 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: June 16, 2008 By: /s/ Andrew Marsh

Andrew Marsh

Chief Executive Officer